Exhibit 99.01

Press Release
www.shire.com

Two New Board Directors Appointed
Non-Executives to join Shire’s Science &Technology and Remuneration Committees

Dublin, Ireland – June 17, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that Dr David Ginsburg and Ms Anne Minto OBE, have been appointed to the Shire Board of Directors with immediate effect.

Dr Ginsburg, MD is currently Professor of Internal Medicine & Human Genetics at the Life Sciences Institute, University of Michigan; an Investigator at the Howard Hughes Medical Institute and the Warner-Lambert/Parke-Davis Professor of Medicine.

Dr Ginsburg qualified at Yale University and has a very distinguished background that includes many research achievements, fellowships, awards and published papers. These have included a research post at Harvard Medical School and numerous senior professorial positions across a broad spectrum of medical specializms at the University of Michigan.  Dr Ginsburg has also been appointed to Shire’s Science & Technology Committee.

Anne Minto is Group Director Human Resources at Centrica plc, a FTSE 30 integrated energy company operating in the UK and US. Ms Minto qualified as a lawyer at Aberdeen University and has an impressive business career that includes senior roles at Shell UK and Smiths Group plc and the position of deputy director-general of the Engineering Employers’ Federation.

Ms Minto is a Fellow of both the Chartered Institute of Personnel & Development and the London City and Guilds and a Member of Law Society of Scotland.  Anne Minto has also been appointed to Shire’s Remuneration Committee and she will assume the Chair of that Committee on the retirement of Kate Nealon from the Shire Board at the end of Ms Nealon’s term of office at the end of July.

Shire Chairman, Matthew Emmens commented:  “I am very pleased that we have attracted two highly qualified and experienced Directors to our Board.  David’s medical background and areas of specializm and Anne’s legal, commercial and remuneration experience will be welcome additions to our strong team.  I’d like to thank Kate Nealon for her four years of service to Shire’s Board and for her contributions to the Remuneration Committee.”

There is no further information that is required to be disclosed under 9.6.13R of the United Kingdom listing rules

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 781 482 0999
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.